Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Plan Trustees
General Communication, Inc. Qualified
      Employee Stock Purchase Plan


We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-106453) of our report dated May 28, 2004 with respect to the statements of net assets available for benefits of General Communication, Inc. Qualified Employee Stock Purchase Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedules of assets held at end of year and reportable transactions, which report appears in the December 31, 2003 annual report on Form 11-K of General Communication, Inc. Qualified Employee Stock Purchase Plan.




                                                /s/
                                                KPMG LLP


Anchorage, Alaska
June 25, 2004